UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: August 2, 2005

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Equity Financing Facility Arrangement with Kingsbridge Capital. On August 4, 2005, we entered into a committed Equity Financing Facility (CEFF) with Kingsbridge Capital Ltd., pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $75 million of our common stock to support future corporate and clinical development activities. As part of the arrangement, we issued a warrant to Kingsbridge to purchase 350,000 shares of our common stock at a price of $12.0718 per share. The warrant is exercisable beginning six months after the date of grant and for a period of five years thereafter. Subject to certain conditions and limitations, from time to time under the CEFF, we may require Kingsbridge to purchase newly-issued shares of our common stock at a price that is between 90% and 94% of the volume weighted average price on each trading day during a 8 day pricing period, and thereby raise capital as required, at the time, price and in the amounts deemed suitable to us. The maximum number of shares we may issue in any pricing period shall be the lesser of 2.5% of our market capitalization immediately prior to the commencement of the pricing period or $10 million. The minimum acceptable volume weighted average price for determining the purchase price at which our stock may be sold in any pricing period is determined by the greater of $2.50 or 85% of the closing price for our Common Stock on the day prior to the commencement of the pricing period. The CEFF also requires us to file a resale registration statement with respect to the resale of shares issued pursuant to the CEFF and underlying the warrant within 60 days of entering into the CEFF, and to use commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission within 180 days of filing. Under the terms of the CEFF, the maximum number of shares we may sell is 8,075,000 shares (exclusive of the shares underlying the warrant) which, under the rules of the NASDAQ Stock Market is approximately the maximum number of shares we may sell to Kingsbridge without approval of our stockholders. This limitation may further limit the amount of proceeds we are able to obtain from the CEFF.

Nuvelo is not obligated to sell any of the $75 million of common stock available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF does not contain any restrictions on Nuvelo’s operating activities, automatic pricing resets or minimum market volume restrictions.

We relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, in connection with obtaining Kingsbridge’s commitment under the CEFF, and for the issuance of the warrant in consideration of such commitment.

A complete copy of the Common Stock Purchase Agreement, the Warrant, the Registration Rights Agreement executed in connection with the CEFF and related press release are filed herewith as Exhibit 10.57, Exhibit 4.14, Exhibit 4.15 and Exhibit 99.1, respectively, and incorporated herein by reference. The foregoing descriptions of the terms of these agreements are qualified in their entirety by reference to such exhibits.

Severance Agreement with Linda Fitzpatrick. On August 2, 2005, the Company entered into a Separation Agreement with Linda Fitzpatrick, the Company’s Senior Vice President of Human Resources, Corporate Communications and Investor Relations. Subject to certain conditions, the Separation Agreement provides for us to make severance payments equal to twelve months of Ms. Fitzpatrick’s base salary in the aggregate over the twelve month period following the termination of her employment with the Company on August 5, 2005. The Separation Agreement also provides for the acceleration of vesting of certain shares subject to options granted Ms. Fitzpatrick in connection with her employment with Nuvelo and, consistent with the terms of those options, allows her to exercise certain of those options throughout a period in which she will provide consulting services to the Company and for 30 or 90 days thereafter, depending on the option grant in question. Ms. Fitzpatrick has agreed to provide certain consulting services to Nuvelo through August 6, 2006 in exchange for consulting payments of $4,175 per month.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The information under Item 1.01 of this Current Report on Form 8-K, under the title “Equity Line Arrangement with Kingsbridge Capital,” is incorporated by reference into this Item 3.02.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Exhibit Number	Description
4.14	Warrant to purchase 350,000 shares of Common Stock of Nuvelo, Inc. dated August 4, 2005

4.15	Registration Rights Agreement by and between Nuvelo, Inc. and Kingsbridge Capital Limited, dated August 4, 2005

10.57	Common Stock Purchase Agreement by and between Kingsbridge Capital Limited and Nuvelo, Inc., dated as of August 4, 2005

99.1	Press Release dated August 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

By:	/S/ LEE BENDEKGEY
Lee Bendekgey
Senior Vice President, Chief Financial Officer, and General Counsel

Dated: August 4 , 2005

EXHIBIT INDEX

Exhibit Number	Description
4.14	Warrant to purchase 350,000 shares of Common Stock of Nuvelo, Inc. dated August 4, 2005

4.15	Registration Rights Agreement by and between Nuvelo, Inc. and Kingsbridge Capital Limited, dated August 4, 2005

10.57	Common Stock Purchase Agreement by and between Kingsbridge Capital Limited and Nuvelo, Inc., dated as of August 4, 2005

99.1	Press Release dated August 4, 2005